Exhibit 5.1

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

April 20, 2023

Femasys Inc.

3950 Johns Creek Court, Suite 100

Suwanee, Georgia

Re: Prospectus Supplement to Registration Statement on Form S-3

Dear Ladies and Gentlemen:

We have acted as counsel to Femasys Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of (i) 1,318,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”) and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 1,878,722 shares (the “Pre-Funded Warrant Shares” and together with the Shares and the Pre-Funded Warrants, the “Securities”) of Common Stock in a registered direct offering, pursuant to the Registration Statement on Form S-3 (File No. 333-266001) (the “Registration Statement”), which was originally filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on July 1, 2022, and was declared effective on July 12, 2022, and the related prospectus contained therein, dated July 1, 2022 (the “Base Prospectus”), and the prospectus supplement, dated April 20, 2023 (the “Prospectus Supplement,” and, together with the Base Prospectus, the “Prospectus”). All of the Securities are to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion (this “Opinion”), we have examined originals or copies (in each case signed, certified or otherwise proven to our satisfaction to be genuine) of: (i) the Registration Statement and the Prospectus; (ii) the Company’s Eleventh Amended and Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on June 22, 2021 (as amended to date); (iii) the Company’s Bylaws, as may be amended and restated from time to time; (iv) the Securities Purchase Agreement dated April 18, 2023 (the “Purchase Agreement”) by and between the Company and each of the purchasers party thereto (the “Purchasers”); (v) the Pre-Funded Warrants; (vi) resolutions of the board of directors of the Company, evidencing corporate action of the Company authorizing the issuance and sale of the Securities; and (vii) a certificate of an officer of the Company as to matters of fact material to this Opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us and the legal power and authority of all persons signing on behalf of parties (other than the Company) to all documents.

We have further assumed that the Securities will be issued and sold in the manner stated in the Registration Statement and the Prospectus, and in compliance with the applicable provisions of the Act and the rules and regulations of the Commission thereunder and the securities or blue sky laws of various states and the terms and conditions of the Purchase Agreement.

Our opinions set forth herein are based solely upon the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof, and we express no opinion with respect to any other laws, rules or regulations (including, without limitation, the application of the securities or “Blue Sky” laws of any state to the offer and/or sale of the Securities).

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, (i) the Securities have been duly authorized for issuance by the Company, (ii) the Shares, when duly registered on the books of the transfer agent and registrar in the name and on behalf of the purchasers and when issued and sold by the Company and delivered against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable, (iii) the Pre-Funded Warrants, when issued and sold by the Company and delivered against payment therefor in accordance with the terms of the Purchase Agreement, such Pre-Funded Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (iv) the Pre-Funded Warrant Shares, when duly registered on the books of the transfer agent and registrar in the name and on behalf of the holders and when issued and delivered by the Company upon exercise and payment of the exercise price of the Pre-Funded Warrants will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this Opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on April 20, 2023 and as an exhibit to any application under the securities or other laws of any state of the United States which relate to the offer and sale of the Securities. We further consent to the use of our name under the heading “Legal Matters” in the Prospectus Supplement related to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

This Opinion is furnished to you in connection with the closing of the offer and sale of the Securities and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except as expressly provided in the preceding paragraph. This Opinion is furnished as of the date hereof and we disclaim any undertaking to update this Opinion after the date hereof or to advise you of any subsequent changes of the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,
/s/ Dechert LLP
Dechert LLP